Fund #846, Putnam Michigan Tax Exempt Income Fund, 11/30/03

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A		2,848
	Class B		697


72DD2 	Class M		37


73A1	 Class A	.1836
	 Class B	.1539


74A2	 Class M	.1700


74U1	 Class A	14,185
	 Class B	4,149


74U2	 Class M	 175


74V1	 Class A	9.09
	 Class B	9.09


74V2	 Class M	9.09